Exhibit 10.33

AMENDED AND RESTATED

WEIGHT WATCHERS

EXECUTIVE PROFIT SHARING PLAN

Effective as of January 1, 2005

Article I

Introduction

1.01	Name. This Plan shall be known as the Amended and Restated Weight Watchers Executive Profit Sharing Plan (the “Plan”).

1.02	Purpose. The purpose of the Plan is to provide a replacement retirement benefit for certain senior manager level employees who are not eligible to receive a profit-sharing contribution under the Weight Watchers Savings Plan (the “Qualified Plan”) but are otherwise eligible to participate under the 401(k) feature of the Qualified Plan.

1.03	Unfunded Plan. The Plan is intended to be an unfunded plan for purposes of the Employee Retirement Income Security Act of 1974, as amended, and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

Article II

Definitions

The following capitalized terms used in the Plan shall have the respective meanings set forth in this Article:

2.01	Board. “Board” means the Board of Directors of the Company or the Executive Committee of such Board.

2.02	Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.03	Committee. “Committee” means the committee appointed by the Board (or its delegate including the Compensation Committee of the Board) or such other committee or board as the Board may subsequently designate as being responsible for the general administration of the Plan.

2.04	Company. “Company” means the Weight Watchers International or any successor entity thereto, including without limitation, the transferee of all or substantially all of the stock or assets of the Company. Effective October 3, 1999, Weight Watchers North America, Inc. (including any wholly owned domestic subsidiaries) and W/W TwentyFirst Corporation (including any wholly owned domestic subsidiaries) were added as Companies under the Plan, and their employees who met the membership requirements of Section 4.01 became Members of this Plan. Effective January 1, 2006, WeightWatchers.com Inc. (including any wholly owned domestic subsidiaries) is added as a Company under the Plan and its employees who meet the membership requirements of Section 4.01 shall be Members of this Plan.

2.05	Disability. “Disability” means that the Member is by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months (A) unable to engage in any substantial gainful activity, or (B) receiving income replacement benefits for a period of not less than 3 months under the Company’s long-term disability (or similar) insurance plan.

2.06	Member. “Member” means any individual who is eligible to participate in the Plan as provided in Section 4.01 hereof.

2.07	Profit Sharing Account. “Profit Sharing Account” means the notional account established and maintained for each Member in accordance with Article IV hereof, for bookkeeping purposes only, to measure the value of Profit Sharing Contributions made under the Plan and the earnings thereon. Amounts credited to the Profit Sharing Account shall be in dollars and cents.

2.08	Profit Sharing Contribution. “Profit Sharing Contribution” means the notional contribution made under the Plan pursuant to Section 4.02 hereof to each Member’s Profit Sharing Account.

2.09	Qualified Plan Contribution. “Qualified Plan Contribution” means the “Monthly Profit Sharing Contribution” that is made on behalf of a participant of the Qualified Plan under Section 4.01(a) thereof, plus the “Supplemental Profit Sharing Contribution” that the Company makes on behalf a participant of the Qualified Plan under Section 4.01(b) thereof.

2.10	Qualified Plan Contribution Limits. “Qualified Plan Contribution Limits” means (a) the maximum compensation of a Member that may be recognized under the Qualified Plan pursuant to Section 401(a)(17) of the Code, (b) the limitations on annual contributions under the Qualified Plan pursuant to Section 415 of the Code, and (c) the contributions that exceed the applicable limitations of Section 401(a)(4) of the Code.

2.11	Unforeseeable Emergency. “Unforeseeable Emergency” means a severe financial hardship of the Member resulting from an illness or accident of the Member, the Member’s spouse, or the Member’s dependent (as defined in Section 152(a) of the Code), loss of the Member’s property due to casualty, or other similar and unforeseeable circumstances arising as a result of events beyond the control of the Member. In all events, whether an Unforeseeable Emergency has occurred shall be determined pursuant to Section 409A of the Code.

Article III

Administration

3.01	Committee. Except as otherwise provided in the Plan, the Committee shall have full power to construe and interpret the Plan, establish and amend rules and regulations for its administration, and perform all other acts relating to the Plan, including the delegation of administrative responsibilities that it believes reasonable and proper.

3.02	Duties. The Committee, or any person or entity designated by the Committee, shall be responsible for the administration of the Plan including but not limited to determination of eligibility, distribution of benefits hereunder, maintenance of account balances, calculation of hypothetical investment returns and any other duties concerning the day-to-day operation of the Plan.

3.03	Adjudication. Any decision made, or action taken, by the Committee or the Board arising out of, or in connection with, the interpretation and administration of the Plan, including but not limited to the adjudication of claims and payment of benefits hereunder, shall be final and conclusive.

3.04	Indemnification. The members of the Board and the Committee shall be indemnified by the Company to the fullest extent permitted by law against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith.

Article IV

Participation

4.01	Membership. Any individual who is eligible to participate under the Qualified Plan (in accordance with Article III thereof), but is ineligible to receive a Qualified Plan Contribution under the Qualified Plan shall be a Member under this Plan.

4.02	Profit Sharing Contribution. Subject to the below, an amount equal to the Qualified Plan Contribution (both the Monthly Profit Sharing Contribution and the Supplemental Profit Sharing Contribution portions) that otherwise would have been made on behalf of a Member under the Qualified Plan, if such Member were eligible to receive such contributions under the Qualified Plan, determined without regard to the Qualified Plan Contribution Limits, shall be credited to the Member’s Profit Sharing Account as and when such Qualified Plan Contributions otherwise would have been made under the Qualified Plan. However, notwithstanding the above, with respect to the Supplemental Profit Sharing Contribution portion of the Qualified Plan Contribution, (i) the Member must be actively employed on the last day of the last payroll period ending prior to, or coincident with, the fiscal year end, and (ii) effective for Plan Years beginning on or after January 1, 2008, Members must be employed on the date the Company makes the Supplemental Profit Sharing Contribution portion of the Qualified Plan Contribution in order to be eligible for the same.

4.03	Vesting. A Member’s interest in the Profit Sharing Account (1) with regard to Profit Sharing Contributions made for years commencing after December 31, 2006, shall be fully vested when the Member’s aggregate Service (as defined in the Qualified Plan) totals at least 3 years, and (2) with regard to Profit Sharing Contributions made for Plan Years commencing before January 1, 2007 (including any Contribution for 2006 that is credited during 2007) shall be fully vested when the Member’s aggregate Service totals at least 5 years; or, with respect to (1) and (2), if earlier, upon the Member’s attainment of age 65, death, disability or “Discharge without Cause” (as defined under the Qualified Plan) by the Company or an affiliated employer. Notwithstanding any other provision of this Plan to the contrary, a Member’s right to receive any benefit herein, whether otherwise vested or not, shall terminate and be forfeited immediately upon termination of the Member’s service with the Company for cause (as determined by the Committee).

4.04	Interest Credits. Subject to a maximum annualized interest rate cap of 15%, each Member’s Profit Sharing Account shall be credited with interest at an annual rate equal to the sum of (a) 2% plus (b) the annualized prime rate, as published in the Wall Street Journal, compounded as of the end of each fiscal month.

Article V

Distributions

5.01	Timing of Payment. Except as set forth in Section 5.03, payment of a Member’s Profit Sharing Account shall be made in a lump sum as soon as reasonably practicable after the Member’s separation from service from the Company (as determined pursuant to Section 409A of the Code), and in all events no later than March 15 of the year following the year in which the Member’s separation from service occurs. Notwithstanding the foregoing, if the Member is a “specified employee” (as defined in Code Section 409A), such distribution shall be made six months after his or her separation from service. For purposes of the preceding sentence, whether a Member is a “specified employee” is determined on April 1 of each calendar year, and such status continues until the following March 31.

5.02	Form of Payment. Any payment under this Article shall be in the form of cash or a cash equivalent.

5.03	Death or Disability.

(a)	In the event of the Member’s death, the balance of such Member’s Profit Sharing Account shall be paid to the Member’s designated beneficiary or, if no beneficiary has been designated, to the Member’s estate in a lump sum as soon as practicable following the Member’s death, and in all events no later than March 15 of the year following the year in which the Member’s death occurs.

(b)	In the event of the Member’s Disability, the balance of such Member’s Profit Sharing Account shall be paid to the Member (or the Member’s legal representative) in a lump sum as soon as practicable following the Member’s Disability, and in all events no later than March 15 of the year following the year in which the Member’s Disability occurs. Notwithstanding the above, if the Member is a specified employee and becomes Disabled after his or her separation from service, the 6 month delay in Section 5.01 above continues to apply.

5.04	Hardship Distribution. In the event of an Unforeseeable Emergency, a Member shall be entitled to an early payment from the Member’s Profit Sharing Account in an amount reasonably necessary to satisfy the Emergency (which may include amounts necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated to result from the payment). Whether a Member has an Unforeseeable Emergency shall be determined, upon his application to the Committee, based on the relevant facts and circumstances, but payment may not be made to the extent that such Emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, or by liquidation of the Member’s assets (to the extent that liquidation would not cause severe financial hardship).

Article VI

Statement of Accounts

Statements shall be sent annually to each Member (or such Member’s estate, beneficiary or legal representative) or as otherwise provided by the Committee.

Article VII

Beneficiary Designation

Each Member shall have the right, at any time, to designate any person, persons or entity as such Member’s designated beneficiary. A beneficiary designation shall be made, and may be amended, by the Member by filing a written designation in accordance with the procedures adopted by the Committee.

Article VIII

Amendment or Termination

The Board, or its delegate, including any Board committee, reserves the right to amend, modify or terminate the Plan at any time to any extent that it may deem advisable including, but without limiting the generality of the foregoing; any amendment necessary to comply with applicable law; provided however no amendment, modification or termination shall, without the consent of the Member, adversely affect such Member’s right to payment from the Member’s vested balance under the Profit Sharing Account as of the date of such amendment, modification or termination. Furthermore, this Plan may be amended by the Committee, provided the amendment (a) does not materially increase the cost of the Plan to the Employer, and (b) does not materially impact Members. The Company reserves the right to terminate the Plan for any period of time and from time to time. In addition, termination of the Plan shall not be a permitted distribution event, except to the extent permitted under Section 409A of the Code without imposition of the additional tax set forth in Section 409A(a)(1)(B) of the Code.

Article IX

Miscellaneous

9.01	Unsecured Right. Any right to receive a payment under the Plan shall be no greater than that of an unsecured general creditor of the Company. No amount payable under the Plan may be assigned, transferred, encumbered or subject to any legal process for the payment of any claim against a Member.

9.02	No Right to Continued Employment. Participation in the Plan shall not give any employee any right to remain in the employ of the Company or any affiliate thereof.

9.03	Withholding. The Company shall withhold to the extent required by law all applicable income and other taxes from amounts deferred or paid under the Plan.

9.04	Governing Law. The Plan shall be construed, governed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflicts of law, except to the extent preempted by federal law.

9.05	Compliance with Securities Laws. The Committee may, from time to time, impose additional restrictions upon Members as it deems necessary, advisable or appropriate in order to comply with applicable federal and state securities laws.

ACKNOWLEDGEMENT AND AGREEMENT

I acknowledge and agree that I have received and reviewed a copy of the Plan. I understand that this Beneficiary Designation Form may not be revoked except by operation of a subsequent filing of such form.

Signature of Member	Date

Printed Name of Member

EXHIBIT A

AMENDED AND RESTATED

WEIGHT WATCHERS

EXECUTIVE PROFIT SHARING PLAN

BENEFICIARY DESIGNATION FORM

Please complete each section as instructed. The capitalized terms as used herein have the meaning set forth in the Amended and Restated Weight Watchers Executive Profit Sharing Plan.

1.	MEMBER INFORMATION

Name	Social Security #

Address

I hereby designate the following individual as my beneficiary in accordance with Article VII of the Plan:

1)	Beneficiary	Social Security #
Address

2)	Beneficiary	Social Security #
Address

3)	Beneficiary	Social Security #
Address

4)	Beneficiary	Social Security #
Address